UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2015

Alder BioPharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36431	90-0134860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11804 North Creek Parkway South Bothell, WA		98011
(Address of principal executive offices)		(Zip Code)

(425) 205-2900

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Alder BioPharmaceuticals,” “we,” “us” and “our” refer to Alder BioPharmaceuticals, Inc.

Item 8.01	Other Events.

Underwriting Agreement

On June 25, 2015, we entered into an underwriting agreement (the “Underwriting Agreement”) with Credit Suisse Securities (USA) LLC, Leerink Partners LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale (the “Offering”) of 4,494,382 shares of our common stock, par value $0.0001 per share. The price to the public in the Offering is $44.50 per share, and the Underwriters have agreed to purchase the shares from us pursuant to the Underwriting Agreement at a price of $41.83 per share. The net proceeds to Alder BioPharmaceuticals from this Offering are expected to be approximately $187.5 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. The Underwriters have a 30-day option to purchase up to an additional 674,157 shares of common stock. All of the shares in the offering are being sold by us.

The Offering is being made pursuant to our effective registration statement on Form S-3 (Registration Statement No. 333-204648) previously filed with the Securities and Exchange Commission and a prospectus supplement thereunder.

The Underwriting Agreement contains customary representations, warranties and agreements by us, customary conditions to closing, indemnification obligations of Alder BioPharmaceuticals and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The Underwriting Agreement is filed as Exhibit 1.1 to this report, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the Offering is attached as Exhibit 5.1 hereto.

Recent Developments

We have received input from the U.S. Food and Drug Administration, or FDA, on a development path forward to support a Biologics License Application, or BLA, submission for our infusion formulation of our product candidate ALD403. This trial will be a double-blind, randomized, placebo-controlled, multi-dose trial (three dose levels and placebo with 150 patients per group; n=600) in high frequency migraine patients. We plan to initiate a second double-blind, randomized, placebo-controlled, multi-dose trial in chronic migraine patients (two dose levels and placebo with 150 patients per group; N=450) as early as possible in 2016. We have also agreed with the FDA that the primary endpoint for each of these trials will be the change in migraine days between ALD403 and placebo as determined by the responder rates over a 12-week period. Data from these clinical trials will be used for a BLA submission if supported by the data. We have initiated a Phase 1 study in healthy volunteers investigating different dose levels of ALD403 or placebo formulated for once per quarter self-administration as a single injection.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 25, 2015

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (contained in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alder BioPharmaceuticals, Inc.

Dated: June 26, 2015

	By:	/s/ Randall C. Schatzman
Randall C. Schatzman, Ph.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 25, 2015

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (contained in Exhibit 5.1)